EXHIBIT 99.1

RLH Corporation Focuses on Franchise Growth through Sales of Entertainment and Hotel Ownership Interests

DENVER, Oct. 23, 2017 (GLOBE NEWSWIRE) -- RLH Corporation (NYSE:RLH) has simplified and focused its business strategy over the past few months by selling its Entertainment business and has engaged CBRE to list for sale the majority of its hotel ownership interests.  This refinement of the company’s business strategy allows it to accelerate its evolution toward operating primarily as a franchise company.  Its franchising business requires less capital to grow, provides higher profit margins and allows it to better leverage the excellent infrastructure and highly skilled employees over a larger franchise base.

The sale of RLH Corporation’s Entertainment business was completed on October 3, 2017.  Although the sale of the Entertainment business required that the company disclose its results of operations as discontinued operations in the income statement, the company has determined that it is not necessary to revise 2017 earnings guidance as a result of the sale.  As reported in its second quarter earnings report, its earnings guidance range for adjusted EBITDA is $22 million to $23 million for 2017 – guidance which remains unchanged despite the sale of the Entertainment business.

On October 5, 2017, the company announced its intent to engage CBRE to list for sale 11 of its hotels while working to retain franchise agreements on those assets.  The company is committing significant resources to working with CBRE to ensure a successful outcome of this sale process.  RLH Corporation is encouraged by preliminary indications of interest it is receiving for all of the hotels listed for sale.  Based on its review of the market, the company estimates the aggregate value of the 11 hotels is currently between $165 and $175 million.  The actual current value of the portfolio will ultimately be determined by the market. The company expects that the completion of these sales would allow it to significantly reduce or eliminate its long-term debt and to increase cash reserves for future franchise agreement growth initiatives.

About RLH Corporation
Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com.

Investor Relations Contact:
Amy Koch
O: 509-777-6417
C: 917-579-5012
investorrelations@rlhco.com

Media Contact:
Dan Schacter
Director of Corporate Communications
847.877.9420
Dan.Schacter@rlhco.com

Social Media:
www.Facebook.com/rlhcorp
www.Twitter.com/rlhco
www.Instagram.com/rlhco
www.Linkedin.com/company/rlhco